MARCUM
ACCOUNTANTS ▲ ADVISORS

April 1, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by POET Technologies, Inc. under Item 16f of Form 20-F dated April 1, 2025. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of POET Technologies, Inc. contained therein.

Very truly yours,

Marcum LLP

Marcum LLP